EXHIBIT 10.8

19 April 2006
Global Banking & Markets Shipping Business Centre 5-10 Great Tower Street London EC3P 3HX
Marathassa Shipping Corporation 80 Broad Street, Monrovia, Republic of Liberia	Telephone: +44 (0)20 7833 2121 Facsimile: +44 (0)20 7615 0116 www.rbsmarkets.com

Dear Sirs

Multicurrency Loan of US$28,000,000 to Marathassa Shipping Corporation

1
We refer to the loan agreement dated 16 February 2005 (the “Loan Agreement”) made between (1) Marathassa Shipping Corporation as borrower (the “Borrower”) and (2) The Royal Bank of Scotland plc as lender (the “Bank”), pursuant to which the Bank agreed (inter alia) to advance (and has advanced) by way of loan to the Borrower the sum of Twenty eight million Dollars ($28,000,000).

2	Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meaning where used in this Letter.

3
The Borrower has requested and, subject to paragraph 7 of this Letter, the Bank hereby agrees, that the Loan Agreement shall be hereby amended with effect on and from 20 February 2006, by deleting the definition of “Margin” in clause 1.2 and by inserting in its place the following new definition of “Margin”.

“Margin” means zero point six seven five per cent (0.675%) per annum; ”.

4	Save as amended by this Letter, the provisions of the Loan Agreement shall continue in full force and effect and the Loan Agreement and this Letter shall be read and construed as one instrument.

5
Each of the other Security Documents and the obligations of the Security Parties thereunder shall remain and continue in full force and effect notwithstanding the amendments to the Loan Agreement contained in this Letter.

6
References to “the Agreement” or “the Loan Agreement” in any of the Security Documents shall henceforth be references to the Loan Agreement as amended by this Letter and as from time to time hereafter amended and shall also be deemed to include this Letter and the obligations of the Security Parties hereunder.

7
Please confirm your agreement and the other Security Parties’ agreement to the above by signing, dating and returning the enclosed duplicate of this Letter to the Bank on or before 28 April 2006. On receipt by the Bank of the duly executed duplicate of this letter by the Security Parties not later than such date, the consent of the Bank referred to in paragraph 3 above shall become immediately effective with effect on and from 20 February 2006.

The Royal Bank of Scotland plc Registered in Scotland No 90312 Registered Office 36 St Andrew Square Edinburgh EH2 2YB Authorised and regulated by the Financial Services Authority

8	This Letter is governed by, and shall be construed in accordance with, the laws of England.

Yours faithfully
Authorised Signatories For and on behalf of THE ROYAL BANK OF SCOTLAND plc

We hereby acknowledge and agree to the foregoing and to the amendment to the Loan Agreement effected thereby.

Attorney-in-fact For and on behalf of MARATHASSA SHIPPING CORPORATION

Authorised Signatories For and on behalf of SAFETY MANAGEMENT OVERSEAS S.A. (as Manager)